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                                  EXHIBIT 16.1

                LETTER REGARDING CHANGE IN CERTIFYING ACCOUNTANT

August 1, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Danielson Holding Corporation and, under the date of March 5, 2002, except for note 15, which is as of March 15, 2002, we reported on the consolidated financial statements of Danielson Holding Corporation as of and for the years ended December 31, 2001 and 2000. We were notified on July 26, 2002 that our appointment as principal accountants was terminated. We have read Danielson Holding Corporation's statements included under Item 4 of its Form 8-K dated July 24, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with Danielson Holding Corporation's statement that the change was recommended and approved by the audit committee of the board of directors or with the statement that Ernst & Young, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Danielson Holding Corporation's consolidated financial statements. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

KPMG LLP